SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                January 13, 2000


                       ACCEPTANCE INSURANCE COMPANIES INC.
             (Exact name of registrant as specified in its charter)


       Delaware                  1-7461                   31-0742926
(State of Incorporation) (Commission File Number)(IRS Employer Identification
                                                            Number)


      222 S. 15th Street, Suite 600 North
              Omaha, Nebraska                                  68102
   (Address of principal executive offices)                  (Zip Code)


                                 (402) 344-8800
              (Registrant's telephone number, including area code)


                                 Not applicable
          (Former name or former address, if changed since last report)

  Item 5.  Other Events.

          (a) The registrant issued the following press release on January 13, 2000:




           ACCEPTANCE INSURANCE COMPANIES INC. REACHES AGREEMENT WITH
                                STATE OF ARKANSAS

         (OMAHA, NE. - January 13, 2000)____Acceptance Insurance Companies Inc. (NYSE: AIF) announced today that it has reached an agreement with the Arkansas Insurance Commissioner and Attorney General. The agreement resolves all issues associated with the spring 1999 sale of CRCPlus(TM), a supplemental crop insurance program offered by Acceptance through American Agrisurance.
         Under the agreement, Acceptance is providing funding for projects that benefit rice producers. The projects will be administered by the University of Arkansas, Arkansas State University and the Arkansas Rice Research and Promotion Board. The federal Risk Management Agency has approved this agreement as satisfying public service obligations the Company undertook last spring.
         "Acceptance Insurance Companies is pleased with this agreement because rice producers will gain increased risk management education and research opportunities," said John Martin, Company President and CEO. "Our company acted responsibly and will continue to deliver the quality service and innovative products that farmers require."
         More than 60 percent of the insured rice acreage in the United States in 1998 was in Arkansas. Acceptance Insurance Companies is currently engaged in discussions of possible similar agreements with three other rice-producing states.
         Acceptance Insurance Companies is a specialized insurance company providing crop, property and casualty insurance products throughout the United States. American Agrisurance, the Company's wholly owned crop insurance marketing subsidiary, is a widely recognized leader in the crop insurance industry.

CONTACT:
Acceptance Insurance Companies Inc:

John Martin
President and Chief Executive Officer
402-344-8800

Mike Gottschalk
Secretary and General Counsel
402-344-8800

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ACCEPTANCE INSURANCE COMPANIES INC.


                                    By   /s/ J. Michael Gottschalk
                                    J. Michael Gottschalk, Chief Legal Officer,
                                    General Counsel and Secretary


                                    January 13, 2000